                                                                    EXHIBIT 11.1




DYNAMEX INC.
CALCULATION OF NET INCOME PER COMMON SHARE
(in thousands except per share data)
(Unaudited)


                                                      Three months ended
                                                         October 31,
                                                -----------------------------
                                                    2001             2000
                                                -------------   -------------
Net income                                      $         907   $         498
                                                =============   =============

Weighted average common
   shares outstanding                                  10,207          10,207

Common share equivalents related
   to options and warrants                                 38               3
                                                -------------   -------------

Common shares and common share
   equivalents                                         10,245          10,210
                                                =============   =============

Common stock price used under
   treasury stock method                        $        1.93   $        1.47
                                                =============   =============

Net income (loss) per common share:
   Basic                                        $        0.09   $        0.05
                                                =============   =============

   Diluted                                      $        0.09   $        0.05
                                                =============   =============